Exhibit 99.1
TELEFLEX INCORPORATED
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)
Overview

Teleflex Incorporated (referred to herein as the “Company” and “Teleflex") is a global provider of medical technology products focused on enhancing clinical benefits, improving patient and provider safety and reducing total procedural costs. The Company primarily designs, develops, manufactures and supplies single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures in critical care and surgical applications. Teleflex markets and sells products to hospitals and healthcare providers worldwide through a combination of its direct sales force and distributors.
In February 2025, Teleflex announced its intention to undertake a strategic transformation of the organization. In accordance with this strategy, on December 9, 2025, Teleflex announced that it had entered into definitive agreements to sell the Company’s Acute Care and Interventional Urology (also referred to as "IU") businesses to Intersurgical® Limited and the Company’s OEM (Original Equipment Manufacturer and Development Services) business to Montagu Private Equity LLP and Kohlberg & Company L.L.C (collectively referred to as the "Strategic Divestitures"). The Strategic Divestitures are presented as discontinued operations and held for sale in the Company’s reported financial statements.
On August 3, 2026, the Company completed the sale of the OEM business (the “OEM business divestiture”) in connection with the Strategic Divestitures, pursuant to which Teleflex received net cash proceeds of $1.5 billion (approximately $1.2 billion after-tax). The net cash proceeds are further subject to customary post-closing purchase price adjustments.
The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2026 is presented as if the OEM business divestiture had occurred as of March 31, 2026. The following unaudited pro forma condensed consolidated statements of income (loss) of Teleflex for the three months ended March 31, 2026 and for the year ended December 31, 2025 are presented as if the OEM business divestiture occurred as of January 1, 2025 and give effect to the elimination of the net assets and historical financial results of the OEM business due to the divestiture. These adjustments also reflect the impact of certain ancillary agreements intended to govern ongoing activities between Teleflex and the buyer entered into at the time of the OEM business divestiture, which will have a continuing impact on results, as described in the notes to the unaudited proforma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information does not reflect the realization of any expected cost savings, synergies or dis-synergies as a result of the Strategic Divestitures.
The unaudited pro forma condensed consolidated financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated financial information reflects pro forma adjustments applied to the Company’s historical financial results as reported under generally accepted accounting principles in the United States (“GAAP”) to present the impacts of the OEM business divestiture and other pro forma adjustments described below as if they had been effective as of the dates indicated.
The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of what the Company's consolidated financial position or results of operations actually would have been had the sale been completed at the dates presented. The adjustments reflected herein are based on currently available information and include certain assumptions that are subject to change and certain estimates that may not be realized. In addition, the information presented herein does not claim to project the future financial position or operating results of the Company and may not be useful in predicting the future financial position or operating results of the Company. The actual financial position and operating results may differ materially from the information presented.
The unaudited pro forma condensed consolidated financial statements presented herein do not include any adjustments for the sale of the Acute Care and IU businesses, as that transaction has not been completed as of the date hereof and is subject to customary regulatory approvals and other closing conditions.
The unaudited pro forma condensed consolidated financial information should be read in conjunction with:
(i) the Company’s unaudited interim condensed consolidated financial statements, the accompanying notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2026; and

TELEFLEX INCORPORATED
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)
(ii) the Company’s audited consolidated financial statements, the accompanying notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026 (the “2025 Form 10-K”).

TELEFLEX INCORPORATED
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
	As of March 31, 2026
	As reported (a)	Disposal Pro Forma Adjustments		Other Pro Forma Adjustments		Teleflex Pro Forma
	(Dollars and shares in thousands)
ASSETS
Current assets
Cash and cash equivalents	$309,411	$—		$544,873	(c),(d)	$854,284
Accounts receivable, net	365,526	—		—		365,526
Inventories	380,861	—		—		380,861
Prepaid expenses and other current assets	149,808	—		—		149,808
Prepaid taxes	16,793	—		—		16,793
Current assets of discontinued operations	637,271	(154,730)	(b)	—		482,541
Total current assets	1,859,670	(154,730)		544,873		2,249,813
Property, plant and equipment, net	476,955					476,955
Operating lease assets	84,912	—		—		84,912
Goodwill	2,297,447	—		—		2,297,447
Intangible assets, net	1,485,885	—		—		1,485,885
Deferred tax assets	12,206	—		—		12,206
Other assets	113,557	—		—		113,557
Non-current assets of discontinued operations	452,370	(334,561)	(b)	—		117,809
Total assets	$6,783,002	$(489,291)		$544,873		$6,838,584
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$103,125	$—		$—		$103,125
Accounts payable	143,627	—		—		143,627
Accrued expenses	118,423	—		—		118,423
Payroll and benefit-related liabilities	103,345	—		—		103,345
Accrued interest	16,478	—		—		16,478
Income taxes payable	11,824	—		—		11,824
Other current liabilities	103,929	—		—		103,929
Current liabilities of discontinued operations	127,298	(22,269)	(b)	—		105,029
Total current liabilities	728,049	(22,269)		—		705,780
Long-term borrowings	2,514,268	—		(700,000)	(d)	1,814,268
Deferred tax liabilities	169,429	—		75,141	(i)	244,570
Noncurrent liability for uncertain tax positions	3,831	—		—		3,831
Noncurrent operating lease liabilities	68,320	—		—		68,320
Other liabilities	162,507	—		—		162,507
Non-current liabilities of discontinued operations	52,162	(38,354)	(b)	—		13,808
Total liabilities	3,698,566	(60,623)		(624,859)		3,013,084
Commitments and contingencies
Total shareholders' equity	3,084,436	(428,668)	(b)	1,169,732	(c),(d),(i)	3,825,500
Total liabilities and shareholders' equity	$6,783,002	$(489,291)		$544,873		$6,838,584
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

TELEFLEX INCORPORATED
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (Unaudited)
	Three Months Ended March 31, 2026
	As reported (a)	Disposal Pro Forma Adjustments		Other Pro Forma Adjustments		Teleflex Pro Forma
	(Dollars and shares in thousands, except per share)
Net revenues	$548,262	$—		$—		$548,262
Cost of goods sold	240,836	593	(f)	—		241,429
Gross profit	307,426	(593)		—		306,833
Selling, general and administrative expenses	226,012	(2,139)	(f)	—		223,873
Research and development expenses	44,386	—		—		44,386
Restructuring charges, separation costs and impairment charges	16,845	—		—		16,845
Income from continuing operations before interest and taxes	20,183	1,546		—		21,729
Interest expense	25,718	—		(7,000)	(g)	18,718
Interest income	(1,708)	—		—		(1,708)
(Loss) income from continuing operations before taxes	(3,827)	1,546		7,000		4,719
Taxes on income from continuing operations	1,011	193	(h)	1,610	(e)	2,814
(Loss) income from continuing operations	$(4,838)	$1,353		$5,390		$1,905
Earnings per share:
Basic	$(0.11)					$0.04
Diluted	$(0.11)					$0.04
Weighted average common shares outstanding
Basic	44,257					44,257
Diluted	44,257					44,372
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

TELEFLEX INCORPORATED
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (Unaudited)
	Year Ended December 31, 2025
	As reported (a)	Disposal Pro Forma Adjustments		Other Pro Forma Adjustments		Teleflex Pro Forma
	(Dollars and shares in thousands, except per share)
Net revenues	$1,992,713	$—		$—		$1,992,713
Cost of goods sold	871,959	2,091	(f)	—		874,050
Gross profit	1,120,754	(2,091)		—		1,118,663
Selling, general and administrative expenses	720,169	(9,843)	(f)	—		710,326
Research and development expenses	144,781	—		—		144,781
Restructuring charges, separation costs and impairment charges	137,431	—		—		137,431
Income from continuing operations before interest and taxes	118,373	7,752		—		126,125
Interest expense	100,223	—		(28,000)	(g)	72,223
Interest income	(6,403)	—		—		(6,403)
Income from continuing operations before taxes	24,553	7,752		28,000		60,305
(Benefit) taxes on income from continuing operations	(33,977)	969	(h)	6,440	(e)	(26,568)
Income from continuing operations	$58,530	$6,783		$21,560		$86,873
Earnings per share:
Basic	$1.31					$1.95
Diluted	$1.31					$1.94
Weighted average common shares outstanding
Basic	44,622					44,622
Diluted	44,724					44,724
The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial information.

TELEFLEX INCORPORATED
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)
Note 1 - Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial information has been prepared in accordance with the rules and regulations of the SEC on the basis described under the heading “Overview”.

Note 2 - Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated financial information:
(a) The as reported column reflects the presentation of the Strategic Divestitures as discontinued operations consistent with the historical financial statements of the Company.

(b) Reflects the disposition of the current and non-current assets and liabilities of the OEM business, which are reflected as current and noncurrent assets and liabilities of discontinued operations, respectively, in the Company’s historical balance sheet as of March 31, 2026.

(c) Reflects the estimated after-tax net cash proceeds at closing in connection with the sale of the OEM business divestiture, less estimated transaction costs related primarily to investment banking fees, which were unpaid as of August 3, 2026. Such proceeds have been further reduced to reflect the adjustment discussed in Note (d) below.

The estimated pro forma after-tax net cash proceeds are calculated as follows (in millions):

Purchase price (as defined in the Purchase Agreement)	$1,500.0
Estimated tax impact	236.4
Estimated transaction costs	18.8
Estimated after-tax net cash proceeds	$1,244.9

(d) Reflects the Company’s estimated debt repayment of the term A-2 loan facility utilizing $700.0 million of estimated net proceeds received from the OEM business divestiture, in accordance with requirements of the Company’s Credit Agreement.

(e) Represents the tax effect of the adjustment described in Note (g) below using a blended U.S. federal and state statutory rate.

(f) In connection with the sale, we finalized several ancillary agreements with Montagu and Kohlberg, which have varying durations extending up to 24 months, to facilitate the transfer of the business and cover transition support, quality, distribution, supply, development and manufacturing services. These adjustments reflect the estimated impact of the ancillary agreements related to the OEM business divestiture as if it occurred on January 1, 2025. These estimates were calculated at a point in time, and may not be indicative of the actual amounts that would have been recognized in each of the periods presented.

(g) Reflects the impact to interest expense of the estimated debt repayment discussed in Note (d) above. The interest impact was calculated utilizing the weighted average interest rate on debt of 4.0% as previously disclosed in the Company’s 2025 Form 10-K.

(h) Reflects the tax impact of the pro forma adjustments in relation to the ancillary agreements with Montagu and Kohlberg described in Note (f) above, calculated utilizing the relevant statutory rate of 12.5% in effect within the applicable foreign tax jurisdictions.

(i) The unaudited pro forma consolidated balance sheet for the period ended March 31, 2026 includes adjustments to remove deferred tax assets (which were presented net in deferred tax liabilities) recognized during 2025 related to the excess of the tax basis over the book basis of certain investments.